Exhibit 99.1

For Release:

Tuesday, May 6, 2008

4:00 p.m. Eastern

HouseValues Announces First Quarter Results

KIRKLAND, Wash. – May 6, 2008 – HouseValues, Inc. (NASDAQ: SOLD) today announced results for the quarter ended March 31, 2008.

Comparisons of Quarterly Results

•

Revenue was $11.2 million in the first quarter compared to $12.2 million in the fourth quarter of 2007. The decline in sequential quarter revenue primarily reflected fewer customers in the company’s agent-direct business that was partially offset by a full quarter of revenue from the Realty Generator business acquired in November 2007.

•

Net loss was $1.2 million in the first quarter, compared to a net loss of $9.8 million in the fourth quarter, which included charges of $9.3 million to reduce the carrying value of goodwill and long- lived assets and to record a valuation allowance against deferred tax assets.

•

The Adjusted EBITDA loss of less than $0.1 million in the first quarter included $0.6 million of cash severance expense. The first quarter result compared to positive Adjusted EBITDA from continuing operations of $0.8 million in the fourth quarter of 2007. The first quarter result is consistent with HouseValues’ previously stated forecast of modest Adjusted EBITDA losses in for the first half of 2008.

•	Cash position remained strong at $63.0 million, up modestly from year-end.

“Despite a severe deterioration of the housing market in the first quarter, HouseValues made important progress towards the company’s strategic objectives, while at the same time reducing shares outstanding and strengthening our cash position,” said CEO Ian Morris.

“While many real estate markets are in turmoil today, consumers will continue to buy and sell homes, they are increasingly going online to do so and the majority will continue to seek the expertise of real estate professionals,” Morris noted. “By supporting our customers and enhancing our offerings as we ride out the cycle, we are positioning HouseValues for long-term leadership in a category still ripe with opportunity.”

Realty Generator Benefits Have Broad Business Impact

Brokerage firms need to have an effective business solution and internet strategy to attract agents, boost their productivity and drive success. Realty Generator has achieved strong retention of its brokerage customers by providing them with a turn-key, full service lead management solution. HouseValues is investing in continued enhancement of the Realty Generator platform for its brokerage company customers while also incorporating many of its key features into upcoming releases of its agent products.

As a result of these efforts, HouseValues expects to grow its Realty Generator business while at the same time introducing new features that are expected to improve the retention rate and unit economics of its agent-direct customers that are currently responsible for the significant majority of the company’s revenue. In the second half of this year the company expects to deliver significant enhancements to the consumer experience, further automation of key agent tasks, and intelligence and follow up tools that notify customers when their prospects are most likely to become ready to transact.

Cash Position and Share Repurchase Update

The company believes that its strong cash position is a strategic asset. Liquidity and safety of principal continue to be core to the company’s investment policy. Early in the first quarter the company successfully liquidated short-term investments, including all auction rate securities without any loss of capital and in advance of the issues that have affected investors in those markets. The company is currently invested in cash equivalents consisting of money market funds that invest in high quality, short-term U.S. Government obligations and repurchase agreements collateralized by U.S. Government Obligations. Cash and cash equivalents were $63.0 million on March 31, 2008, representing a slight increase from the year-end level.

Year-to-date HouseValues has re-purchased and retired 397,175 shares at an average cost of $2.51, and may purchase up to approximately 1.4 million additional shares under the current share repurchase authorization.

Conference Call

HouseValues will host a conference call and live Webcast to discuss fourth quarter financial results today 4:30 p.m. Eastern time. To listen to the live conference call, please dial 719-325-4888. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at http://www.housevaluesinc.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. Eastern time through midnight Wednesday, May 7th by dialing 719-457-0820 and entering the passcode 6994715#.

Forward Looking Statements

This release contains forward looking statements relating to the company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward- looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, and to expand into new lines of business. Please refer to the company’s 2007 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA from continuing operations is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA from continuing operations” refers to a financial measure that we define as earnings or loss before results of discontinued operations, net interest, gain on sale of fixed assets, income taxes, depreciation, amortization, impairment of long-lived assets, equity in loss of investee and stock-based compensation. Gain on sale of fixed assets is a new element in our Adjusted EBITDA calculation in the first quarter, effective with the sale of our purchase option for our Yakima, WA facility and its remaining assets. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. See below for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA from continuing operations.

HouseValues, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	March 31, 2008	December 31, 2007	March 31, 2007
Net loss	$(1,192)	$(9,836)	$(1,616)
Less
Interest income, net	(519)	(762)	(586)
Add
Gain on sale of fixed assets	(791)	—	—
Loss on impairment of long-lived assets	—	4,916	—
Equity in loss of unconsolidated subsidiary	151	162	—
(Gain) loss on discontinued operations	—	(37)	36
Depreciation and amortization of property and equipment from continuing operations	959	1,064	2,155
Amortization of intangible assets for continuing operations	492	333	395
Stock-based compensation from continuing operations	823	940	1,234
Income tax expense (benefit)	2	4,041	(1,275)

Adjusted EBITDA from continuing operations	$(75)	$821	$343

About HouseValues Inc.

Founded in 1999, HouseValues, Inc. (NASDAQ: SOLD) provides real estate professionals with the tools and services they need to manage and grow their real estate businesses. The company’s subscription software products include Realty Generator, a turnkey lead generation and lead management system for real estate brokerage companies; and MarketLeader, a customer relationship management and lead management solution for real estate agents. The company also provides real estate professionals with access to industry-leading media buying and lead generation services to help them attract new clients and promote themselves throughout their community.

Additionally, HouseValues provides consumers with free access to the information and tools they need throughout the home buying and selling process. The company’s consumer websites include: JustListed.com a service that notifies home buyers as soon as new homes hit the market; HouseValues.com, a service that provides home sellers with market valuations of their current home; and HomePages.com, a real estate portal that enables consumers to see all the home listings in their area, view detailed neighborhood and school data, compare recent home sales, find local real estate agents, and find the value of their own home.

Real estate professionals can learn more about the company’s services at www.realtygenerator.com and www.marketleader.com. For more information please visit www.housevaluesinc.com.

Investor Contact:

Mark Lamb

Director of Investor Relations

HouseValues, Inc.

425.952.5801

markl@housevalues.com

Press Contact:

Hugh Siler

Siler & Company for HouseValues, Inc.

949.646.6966

hugh@silerpr.com

SOLD: FINANCIAL

# FINANCIAL STATEMENTS FOLLOW #

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2008	2007
Revenues	$11,196	$17,838
Expenses:
Sales and marketing (1)	7,430	12,387
Technology and product development (1)	1,958	2,790
General and administrative (1)	2,706	3,552
Gain on sale of fixed assets	(791)	—
Depreciation and amortization of property and equipment	959	2,155
Amortization of intangible assets	492	395

Total expenses	12,754	21,279

Loss from operations	(1,558)	(3,441)
Equity in loss of unconsolidated subsidiary	(151)	—
Interest income, net	519	586

Loss before income tax expense	(1,190)	(2,855)
Income tax expense (benefit)	2	(1,275)

Net loss from continuing operations	(1,192)	(1,580)
Discontinued operations
Loss from operations of discontinued mortgage segment	—	(56)
Income tax benefit	—	(20)

Loss on discontinued operations	—	(36)

Net loss	$(1,192)	$(1,616)

Net (loss) income per share:
Basic:
Continuing operations	$(0.05)	$(0.06)
Discontinued operations	$—	$—

Total	$(0.05)	$(0.07)

Diluted:
Continuing operations	$(0.05)	$(0.06)
Discontinued operations	$—	$—

Total	$(0.05)	$(0.07)

Number of shares used in per share calculations:
Basic	24,523	24,428

Diluted	24,523	24,428

(1) Stock-based compensation is included in the expense line items above in the following amounts:

	2008	2007
Sales and marketing	$153	$230
Technology and product development	70	115
General and administrative	600	889
Discontinued operations	—	19

	$823	$1,253

HouseValues, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	March 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$63,013	$35,450
Short-term investments	—	27,400
Accounts receivable, net of allowance of $152 and $50	125	128
Prepaid expenses and other assets	1,721	1,764
Prepaid income taxes	916	905

Total current assets	65,775	65,647
Property and equipment, net of accumulated depreciation of $11,232 and $11,518	5,310	6,187
Goodwill	3,987	3,833
Intangible assets, net of accumulated amortization of $3,068 and $2,576	5,838	6,330
Minority investment in unconsolidated subsidiary	2,437	2,588
Other noncurrent assets	—	398

Total assets	$83,347	$84,983

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,037	$1,395
Accrued compensation and benefits	1,862	2,084
Accrued expenses and other current liabilities	1,778	1,809
Deferred rent, current portion	289	289
Deferred revenue	394	373
Note payable	1,905	1,873

Total current liabilities	7,265	7,823
Deferred rent, less current portion	600	722

Total liabilities	7,865	8,545
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding at March 31, 2008 and December 31, 2007, respectively	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,311,388 and 24,521,139 shares at March 31, 2008 and December 31, 2007, respectively	66,611	66,375
Retained earnings	8,871	10,063

Total shareholders’ equity	75,482	76,438

Total liabilities and shareholders’ equity	$83,347	$84,983

HouseValues, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Three months ended March 31,
	2008	2007
Cash flows from operating activities:
Net Loss	$(1,192)	$(1,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	959	2,155
Amortization of intangible assets	492	396
Stock-based compensation	823	1,253
Tax benefit deficiency from exercises of stock options	—	(74)
Deferred income tax benefit	—	(849)
Gain on sale of fixed assets	(791)	—
Equity in loss of unconsolidated subsidiary	151	—
Changes in certain assets and liabilities
Accounts receivable	3	316
Prepaid expenses and other assets	441	(45)
Prepaid income taxes	(11)	1,237
Accounts payable	(473)	(1,601)
Accrued compensation and benefits	(222)	(764)
Accrued expenses and other current liabilities	(205)	(1,812)
Deferred rent	(122)	(93)
Deferred revenue	21	(430)

Net cash used in operating activities	(126)	(1,927)

Cash flows from investing activities:
Purchases of short-term investments	—	(16,645)
Sales of short-term investments	27,400	9,760
Purchases of property and equipment	(376)	(611)
Proceeds from sale of fixed assets	1,209	—
Acquisition of Realty Generator	(228)	—

Net cash provided by (used in) investing activities	28,005	(7,496)

Cash flows from financing activities:
Purchase and retirement of common stock	(342)	—
Proceeds from exercises of stock options and warrants	26	142
Tax benefit from exercises of stock options	—	29

Net cash (used in) provided by financing activities	(316)	171

Net increase (decrease) in cash and cash equivalents	27,563	(9,252)
Cash and cash equivalents at beginning of period	35,450	49,376

Cash and cash equivalents at end of period	$63,013	$40,124

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